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                                                                     EXHIBIT 11


                         VIRAGEN, INC. AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS
                                  (UNAUDITED)

                                                        Three Months Ended                  Six Months Ended
                                                           December 31,                       December 31,
                                                  ------------------------------      ------------------------------
                                                      1998              1997              1998              1997
                                                  ------------      ------------      ------------      ------------
BASIC AND DILUTED

Weighted average shares outstanding                 57,147,051        49,678,398        55,223,160        48,532,715
                                                  ============      ============      ============      ============

Net Loss                                          $ (2,417,699)     $ (1,411,658)     $ (4,815,739)     $ (3,272,546)
     Deduct required dividends on convertible
       preferred stock, Series A                           663               663             1,325             1,325
     Deduct required dividends on convertible
       preferred stock, Series D                            --                --                --           169,221
     Deduct required dividends on convertible
       preferred stock, Series E                            --                --                --            65,418
     Deduct required dividends on convertible
       preferred stock, Series F                            --           141,459                --           191,903
     Deduct required dividends on redeemable
       preferred stock, Series G                            --            50,811                --            77,660
     Deduct required dividends on redeemable
       preferred stock, Series H                       206,428                --           638,652                --
     Deduct required dividends on redeemable
       preferred stock, Series I                        97,615                --           302,706                --
                                                  ------------      ------------      ------------      ------------

LOSS ATTRIBUTABLE TO COMMON STOCK

                                                  $ (2,722,405)     $ (1,604,591)     $ (5,758,422)     $ (3,778,073)
                                                  ============      ============      ============      ============

BASIC AND DILUTED LOSS PER COMMON SHARE after
     deduction for required dividends
     on convertible preferred stock               $      (0.05)     $      (0.03)     $      (0.10)     $      (0.08)
                                                  ============      ============      ============      ============



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